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                                                                  Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03

PRICING SUPPLEMENT NO. 3 DATED January 9, 2002
(To Prospectus Dated December 4, 2001, as Supplemented December 21, 2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series K
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                January 9, 2002                    Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
     Original Issue Date: January 25, 2002 Principal Amount: $5,000,000
     Stated Maturity Date: January 25, 2022 Net Proceeds: $4,905,000
     Interest Rate: 7.00% Specified Currency: U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
     Interest Payment Dates: Monthly on the 25th of each month, commencing on February 25, 2002
Record Dates: 10 days prior to the Interest Payment Date

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |_| The Notes cannot be redeemed prior to maturity. |_| The Notes cannot be repaid prior to maturity.
     |X| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date: January 25, 2006 Optional Repayment Dates:
     Initial Redemption Percentage:  100%
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |X|

     Additional/Other Terms: The notes may be redeemed at any time, in whole or in part, on or after the Initial Redemption Date upon 10 business days' notice to Holder.



         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of November 30, 2001, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $36,000,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $14,810,206,370 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.